Exhibit 17.1

January 31, 2008

Board of Directors
High Velocity Alternative Energy Corp.
14 Garrison Inn Lane
Garrison, NY   10524

Re:	High Velocity Alternative Energy Corp. (the “Company”)

Dear Sirs:

Please be advised that I hereby resign as President and a Director of High Velocity Alternative Energy Corp., effective January 31, 2008.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Michael Margolies
Michael Margolies